EXHIBIT 99.1

Press Release #202013	FOR IMMEDIATE RELEASE	December 15, 2020

Enertopia Acquires Patented Solar Energy Technology

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") is pleased to announce it has acquired USPTO patent #6,024,086 - Solar energy collector having oval absorption tubes.

The Company believes this patent and subsequent patent pending applications could provide a novel approach to using waste heat from various sources. We believe that this technology has the ability to improve the ESG of not only many current mining operations but could also be used in a wide variety of industrial projects.

In exchange for acquiring 100% of the above patent and all rights, the Company issued 1,000,000 shares of common stock. Further to this, the company will pay for any ongoing patent pending work and filing expenses. Upon acceptance of any and all new subsequent patents derived from the underlying patent, the company will issue an additional 1,000,000 shares to the inventor, those patents will be owned and held 100% by Enertopia Corporation.

Enertopia is also pleased to have the inventor, Mr. Al Rich, join the company as a clean energy consultant.  Mr. Rich is the President and Founder of ACR Solar International Corp, with over 41 years of in-depth solar experience, 4 US solar Patents, extensive research and development work, a proven combination of skills in the key areas of executive management, strategic planning, sales and marketing, as well as many technical innovations that place him as a recognized leader in the solar water heating field.  He will be working closely with our other clean energy consultant Mr. Mark Snyder, and has been granted 500,000 stock options with an exercise price of $0.05 per option with a term of five years in connection with his engagement.

Looking Ahead to 2021:

Enertopia Corp. continues to review and test additional technologies as it works to make mining a more ESG friendly industry. The Company expects to announce additional patented & patent pending technologies in 2021 based on our due diligence and own testing research.

Upon the successful issuance of new patented technology, a JV will be set up between Enertopia and under Al Rich. Further details can be found in the company's 8k filings.

2021 will also see renewed activity on our Clayton Valley lithium project as we continue to move the project forward.

"Enertopia looks forward to expanding our modern technology to create a better way to mine and protect our environment. We are enthusiastic in becoming the leaders in this mining method," Stated President and CEO Robert McAllister

About Enertopia

A Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV and green technologies to build shareholder value.

Enertopia shares are quoted in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.888.ENRT201

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that patent #6,024,086 will have will a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.